Exhibit 10.26

CONFIDENTIAL

[***] Certain information in this document has been excluded because it both (i) is not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

OPTION AGREEMENT

This Option Agreement (“Agreement”) is made and entered into as of May 18, 2021 by and among Nexperia B.V., a private limited liability company incorporated under the laws of the Netherlands with its principal office located at Jonkerbosplein 52, 6534AB Nijmegen, the Netherlands (“Nexperia”), Transphorm, Inc., a Delaware corporation with its principal office located at 75 Castilian Drive, Goleta, California 93117, U.S.A. (“TopCo”), Transphorm Technology Inc., a Delaware corporation and a wholly owned subsidiary of TopCo (“OpCo”), Transphorm Japan, Inc., a Japanese kabushiki kaisha and a wholly owned subsidiary of OpCo (“TPJ”), and Transphorm Japan Epi, Inc., a Japanese kabushiki kaisha and a wholly owned subsidiary of TPJ (“TJE,” collectively with TopCo, OpCo, and TPJ, “Transphorm”, and each, a “Transphorm Entity”). Nexperia and Transphorm also are hereinafter referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Nexperia is engaged in the business of designing, manufacturing and selling a broad range of semiconductor devices;

WHEREAS, Transphorm is engaged in the business of designing, developing and selling GaN products;

WHEREAS, in February 2020, Transphorm effected a corporate restructuring pursuant to which OpCo became a wholly owned subsidiary of TopCo;

WHEREAS, Nexperia and Transphorm desire to augment their relationship by entering into a Strategic Cooperation Agreement dated as of the date hereof (the “Strategic Cooperation Agreement”) to identify the various agreements constituting the relationship among them and to which this Agreement is appended;

WHEREAS, the Parties desire to preserve Nexperia’s ability to continue the enjoyment of its rights under the Cooperation Agreements (as defined in the Strategic Cooperation Agreement), and specifically the rights under the Development and License Agreement and Supply Agreement that are serviced by TJE in the event of an Acquisition; and

WHEREAS, Transphorm desires to grant Nexperia an option to acquire 100% of the equity interests of TJE held by TPJ in order to guarantee that Nexperia has access to a supply of Epi Wafers in the event that an Option Trigger Event occurs following an Acquisition or Transphorm unilaterally terminates the A&R Supply Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.     Definitions. For the purposes of this Agreement, each of the following terms shall have the respective meanings set forth below:

(a)     “$” when used in this Agreement, means United States dollars unless otherwise stated.

(b)     “Acquisition” means, solely with respect to this Agreement, (i) the sale, conveyance, exclusive license or other disposition of all or substantially all of the assets (including intellectual property) of any Transphorm Entity to a third party that results in TopCo owning, directly or indirectly, less than a majority of the outstanding voting stock of TJE; (ii) a merger, reorganization or consolidation of any Transphorm Entity with or into any other corporation or other business transaction or series of transactions as a

Exhibit 10.26

CONFIDENTIAL
result of which TopCo owns, directly or indirectly, less than a majority of the outstanding voting stock of TJE; or (iii) the closing of the issuance or transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of such Transphorm Entity’s securities or any Transphorm Entity’s then-current investors or their affiliates) of any Transphorm Entity’s securities if, after such closing, such person or group of affiliated persons would hold, directly or indirectly, a majority of the outstanding voting stock of TJE.

(c)     “Competitor” means those Persons set forth on Exhibit A hereto; provided that, any third party that acquires a Competitor will be treated as a “Competitor” for the purposes of this Agreement.

(d)     “Epi Wafers” has the meaning ascribed to such term in that certain Amended and Restated Supply Agreement, dated as of the date hereof, by and between Nexperia and OpCo (the “A&R Supply Agreement”).

(e)     “Fair Market Value” means the value of the Securities determined by the Independent Valuation Firm.

(f)     “Independent Valuation Firm” means an internationally reputable investment bank or accountancy firm that has no material relationship with Nexperia or Transphorm and that is appointed in writing by mutual agreement of TopCo and Nexperia as soon as reasonably practicable following the receipt by TopCo of an Exercise Notice.

(g)     “License Fee” means a license fee of $[***] million for the license granted by Transphorm to Nexperia set forth in Item 5 of Exhibit B.

(h)     “Option Termination” means the first to occur of (i) the termination of this Agreement upon written agreement of the Parties, (ii) the mutual termination or expiration of the A&R Supply Agreement, or (iii) the first to occur of (A) two (2) years following the date upon which TopCo has provided to Nexperia written evidence of Qualification, and (B) April 1, 2028 (the date upon which any Option Termination occurs, the “Termination Date”).

(i)     “Option Trigger Event” means any material breach (that is not cured within 45 days of receipt of written notice by Nexperia delivered to TopCo) by the applicable Transphorm Entity of its obligations with respect to Epi Wafer supply to Nexperia under the A&R Supply Agreement.

(j)     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental authority (whether federal, state, provincial, territorial, county, city or otherwise and including, without limitation, any instrumentality, division, agency or department thereof).

(k)     “Qualification” means AEC-Q101 Epi Wafer qualification of a Second Source using HTRB and dynamic switching evaluation.

(l)     “Second Source” means a third-party source of commercial production of Epi Wafers located outside of the United States as proposed by Transphorm to Nexperia as contemplated in the A&R Supply Agreement, which source is reasonably acceptable to Nexperia.

(m)     “TJE Price” means, without double counting, the sum of (i) Fair Market Value and (ii) the License Fee; provided that, in no event shall the “TJE Price” be less than:

(i)     $[***] million;

(ii)     plus $[***] million, which amount is payable upon the first to occur of (A) the date of passing R-gate of Gen4/CCPAK within Nexperia or (B) September 30, 2021;

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CONFIDENTIAL

(iii)     plus $[***] million, which amount is payable upon the first to occur of (A) the date of passing R-gate of Gen5/CCPAK within Nexperia or (B) July 31, 2022.

2.     Option.

(a)     Grant of Option. Subject to Section 2(b), Transphorm irrevocably grants to Nexperia the exclusive right and option to purchase all (but not less than all) of TPJ’s right, title and interest in and to all of the Securities held by TPJ at the TJE Price (the “Option”).

(b)     Option Trigger. The Option will become exercisable only in the event of (A) (i) the consummation of an Acquisition by a Competitor on or before December 31, 2024, and (ii) at any time following such Acquisition, but prior to the Termination Date, an Option Trigger Event occurs; or (B) a unilateral termination by Transphorm of the A&R Supply Agreement.

(c)     Exercise of Option. In the event the Option becomes exercisable at any time on or before the Termination Date, Nexperia may, but shall not be obligated to, exercise the Option upon written notice to TopCo in accordance with Section 7(d) (such notice, an “Exercise Notice”).

(d)     Termination of Option. The Option, and this Agreement, shall automatically expire and terminate and be of no further force or effect (i) if, prior to the Termination Date, the Option becomes exercisable pursuant to this Section 2 and the Option is not exercised by Nexperia prior to the Termination Date in accordance with the terms hereof, or (ii) any Option Termination occurs.

(e)     Term Sheet. If, once the Option is exercisable pursuant to Section 2(b), Nexperia delivers an Exercise Notice with respect to the Option, then each of TopCo, OpCo, TPJ and TJE shall use their reasonable best efforts to ensure that the actions set forth on Exhibit B are taken as promptly as possible, in each case no later than the closing of the transactions contemplated in the Term Sheet. The Parties shall use their respective reasonable best efforts to enter into a purchase agreement substantially pursuant to the summary of terms attached hereto as Exhibit C (the “Term Sheet”) and consummate the transactions contemplated thereby as promptly as reasonably practicable.

3.     Representations and Warranties. Transphorm represents and warrants to Nexperia, as of the date of this Agreement, as follows:

(a)     The authorized capital stock of TJE consists of 10,000 common shares (the “Securities”). All of the Securities have been duly authorized, are validly issued, fully paid and non-assessable, and were issued in material compliance with applicable laws. All Securities are owned of record by TPJ, free and clear of all encumbrances. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of TJE or obligating TPJ or TJE to issue or sell any shares of capital stock of, or any other interest in, TJE.

(b)     The material furniture, fixtures, machinery, equipment, and other items of tangible personal property of TJE are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such furniture, fixtures, machinery, equipment, or other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The furniture, fixtures, machinery, equipment, and other items of tangible personal property currently owned or leased by TJE, together with all other tangible and intangible properties and assets of TJE, are sufficient for the continued conduct of TJE’s business and constitute all of the rights, property and assets necessary to conduct the business of TJE as currently conducted.

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CONFIDENTIAL
(c)     TJE does not have any outstanding or authorized stock appreciation, phantom stock, profit participation or similar rights. Other than with respect to other Transphorm entities, here are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Securities.

4.     Covenants. Prior to the Termination Date, except as consented to in writing by Nexperia (which consent will not be unreasonably withheld, conditioned or delayed):

(a)     Transphorm shall reasonably maintain and preserve the organization and business of TJE such that it is reasonably capable of manufacturing Epi Wafers and performing its obligations to supply Epi Wafers to Nexperia in accordance with the A&R Supply Agreement.

(b)     Transphorm shall not issue or sell any shares of capital stock, options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of TJE or obligate TPJ or TJE to issue or sell any shares of capital stock of, or any other interest in, TJE to any third party.

(c)     Transphorm shall not take any action that would cause any of the representations and warranties set forth in Section 3(a) to not be true and correct in all material respects upon any exercise by Nexperia of the Option.

5.     Non-circumvention. Transphorm covenants and agrees that it shall not take any action that is reasonably expected to be inconsistent with or intended to circumvent the provisions of Section 1 and Section 2.

6.     Remedies. Each Party acknowledges and agrees irreparable harm may result (the amount of which may be difficult to ascertain), monetary damages may be inadequate to compensate for such harm, and there might be no adequate remedy at law, if any of the covenants or agreements of such Party were not performed in accordance with its terms and therefore agrees that the other Party may be entitled to enforce the terms herein by an action or actions for specific performance, injunctive and/or other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity, without the posting of a bond.

7.     Miscellaneous.

(a)     Entire Agreement. This Agreement, including all exhibits hereto, constitutes the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous correspondence, negotiations, agreements and understandings among the Parties, both oral and written, regarding such subject matter.

(b)     No Third-Party Rights; Assignment. This Agreement is intended to be solely for the benefit of the Parties and is not intended to confer any benefits upon, or create any rights in favor of, any other Person. This Agreement may be assigned by Transphorm without the written consent of Nexperia. Nexperia may not assign this Agreement without the written consent of TopCo.

(c)     Amendment. The terms of this Agreement may not be amended unless the amendment is in writing and signed by duly authorized representatives of TopCo and Nexperia.

(d)     Notice. Any notice required to be given hereunder shall be in writing and shall be sent by certified mail or courier service (such as FedEx) to the following addresses of the respective Parties (or to such other address as either Party may designate from time to time by written notice to the other Party):

If to Transphorm:
Transphorm Inc.
75 Castilian Drive
Goleta, California 93117

Exhibit 10.26

CONFIDENTIAL
USA
Attn: Chief Financial Officer
If to Nexperia:
Jonkerbosplein 52
6534 AB Nijmegen
Netherlands
Attn: General Counsel

(e)     Applicable Law. The validity, performance, construction and interpretation of this Agreement shall be governed by the laws of the State of California, U.S.A., without regard to its conflict of law provisions. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one or more arbitrators appointed in accordance with such rules. The arbitration shall be conducted in the English language. The award of the arbitrators shall be final and binding, subject to neither appeal nor confirmation. Each Party represents that the arbitration award can be entered and enforced under its national law in any court of competent jurisdiction. Place of arbitration shall be New York, New York.

(f)     Construction. This Agreement shall be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any Party. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation.” The titles and subtitles used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

(g)     Counterparts; ESIGN. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(Signature Page Follows)

Exhibit 10.26

CONFIDENTIAL
IN WITNESS WHEREOF, each of the Parties, intending to be legally bound, has caused this Agreement to be duly executed on its behalf as of the date first written above.

Nexperia B.V.		Transphorm, Inc.

By:	/s/ Charles Smit	By:	/s/ Mario Rivas
Name:	Charles Smit	Name:	Mario Rivas
Title:	SVP & General Counsel	Title:	Chief Executive Officer
Date:	May 19, 2021	Date:	May 18, 2021

Transphorm Technology Inc.

		By:	/s/ Primit Parikh
		Name:	Primit Parikh
		Title:	President & COO
		Date:	May 18, 2021

Transphorm Japan, Inc.

		By:	/s/ Mario Rivas
		Name:	Mario Rivas
		Title:	Chief Executive Officer
		Date:	May 18, 2021

Transphorm Japan Epi, Inc.

		By:	/s/ Primit Parikh
		Name:	Primit Parikh
		Title:	President & COO
		Date:	May 18, 2021

Exhibit 10.26

CONFIDENTIAL
EXHIBIT A
DIRECT COMPETITORS

The direct competitor list is meant to include the entities identified below, together with each entity’s controlled or controlling affiliates.

• Infineon

• OnSemi

• STMicro

• Toshiba

• Renesas

• Vishay

• Alpha & Omega Semiconductor (AOS)

• ROHM

• Diodes Inc

• MagnaChip

• Fuji

• Bosch

• Microchip

• Littelfuse

• Texas Instruments

• Cree/Wolfspeed

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CONFIDENTIAL
EXHIBIT B
TRANSPHORM ACTIONS

1.     Facilities.

TJE owns, or leases on “market” terms, adequate operating space with access to sufficient facilities (including, without limitation, power, Air Handling Unit (AHU), and clean room facilities (including any and all associated facilities to ensure the safe and efficient operation of such clean room facilities)) and consumable gases (“Gases”) to operate two Aixtron G5 reactors (the “Reactors”) as described in that certain Asset Transfer - MOCVD Reactors from Transphorm Inc. to Transphorm Japan Epi Inc. dated as of October 7, 2019 between OpCo and TJE, attached hereto as Exhibit B-1.

2.     Equipment. TJE owns:

(i)     The Reactors which are fitted with appropriate in situ temperature and wafer bow measurement systems;

(ii)     Necessary and sufficient associated ancillary equipment for the Reactors, including, without limitation, tools, spares, and susceptors;

(iii)     Necessary and sufficient equipment for wafer handling for loading and unloading the Reactors with 6-inch silicon wafers;

(iv)     Necessary and sufficient wafer preparation tools used prior to loading the wafers.

3.     Personnel.

TJE has the benefit of the services (by contract or through direct employment) of personnel necessary and sufficient for the operation of the business of TJE.

4.     Supplies.

TJE shall have in effect a vendor list and agreed terms providing for the supply of the following:

(i)     Silicon substrates;

(ii)     Gases, including Nitrogen, O2, and any and all other associated gases required for producing the Epi in the Reactors; and

(iii)     cleaning supplies for reactor parts in rotation;

5.     Licenses.

Subject to payment of the License Fee, Topco shall cause Transphorm to grant to Nexperia, a non-exclusive, non-transferable, fully paid-up, royalty-free, irrevocable and perpetual license under all intellectual property rights of Transphorm as of the Option that are necessary for making, having made, offering for sale, selling, using, importing, or otherwise exploiting the GaN Epi solely for all licensed technologies for which Nexperia has paid all applicable fees pursuant to the Amended and Restated Development and License Agreement. Such license will be sublicensable on terms consistent with the sublicensing terms set forth in the Amended and Restated License Agreement.

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CONFIDENTIAL
EXHIBIT B-1
ASSET TRANSFER - MOCVD REACTORS

[Attached]

Exhibit 10.26

CONFIDENTIAL
EXHIBIT C

SUMMARY OF TERMS

Capitalized terms that are not otherwise defined have the meaning given to them in the attached Option Agreement. In the event of any inconsistency between this Summary of Terms and the Option Agreement, the Option Agreement will control.

Term	Summary
Buyer
One or more affiliates of Nexperia B.V., a private limited liability company incorporated under the laws of the Netherlands with its principal office located at Jonkerbosplein 52, 6534AB Nijmegen, the Netherlands (“Buyer”).

Seller
Transphorm Japan, Inc., a Japanese kabushiki kaisha (“Seller”), which is a wholly owned subsidiary of Transphorm Technology Inc., a Delaware corporation (“OpCo”), which is a wholly owned subsidiary of Transphorm, Inc., a Delaware corporation with its principal office located at 75 Castilian Drive, Goleta, California 93117, U.S.A. (“TopCo”).

Subject Company	Transphorm Japan Epi, Inc., a Japanese kabushiki kaisha and a wholly owned subsidiary of Seller.
Transaction	Acquisition by Buyer of all of the Securities pursuant to the terms of an appropriate purchase agreement (the “Purchase Agreement”) with Seller, and other ancillary documents to be determined by the parties.
Consideration	As specified in the Option Agreement.
Working Capital	Customary two-way working capital adjustment for a “debt free, cash free” transaction. Buyer will deposit a mutually agreed portion of the TJE Price with an escrow agent at the Closing to be released upon completion of a customary working capital true-up process.
Transaction Expenses	The parties shall each bear their own expenses in connection with or arising out of the transaction, including all legal, accounting, investment banking, tax, financial advisory and other similar fees and expenses.
Holdback	Ten percent (10%) of the TJE Price (the “Holdback Amount”) will be held back at the Closing (as defined below) by Buyer as security for the indemnification obligations of Seller under the Purchase Agreement. The Holdback Amount, less any amounts therefrom due to Buyer to satisfy any indemnity claims under the Purchase Agreement, will be held back for a period of nine (9) months from Closing.

The Purchase Agreement will specify the procedures by which Buyer will be able to utilize the Holdback Amount to satisfy claims and that remaining funds not subject to an outstanding claim will be released to Seller at the end of the nine (9) month period.
Non-Solicitation	Seller will agree to a customary non-solicitation covenant in favor of Buyer for a period of eighteen (18) months following the Closing.
Representations and Warranties	The Purchase Agreement will contain a customary set of representations and warranties regarding the Seller and TJE.

The Purchase Agreement will contemplate certain customary “Fundamental Representations” of TJE and Seller with respect to (i) organization and standing, (ii) authority and binding effect, (iii) taxes, (iv) capitalization and (v) broker’s or finder’s fees.
Indemnity Generally	Seller will indemnify Buyer for actual losses relating to the following matters:

• material breaches of representations and warranties; and
• material breaches of covenants.

No indemnification for breaches of representations of which Buyer had knowledge prior to the Closing. Customary obligation on Buyer to mitigate losses. Seller will not be liable for consequential or similar losses.

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Survival Periods	General representations and warranties: Nine (9) months after Closing

Tax representations and warranties: Expiration of the applicable statute of limitations

Intellectual property representations and warranties: Nine (9) months after Closing

Fundamental Representations (except for taxes): Three (3) years

Covenants: Until satisfied or performed
Indemnity Cap	An amount up to the Holdback Amount will be Buyer’s sole and exclusive recourse for indemnification claims, except for indemnification claims related to breaches of Fundamental Representations and breaches of covenants.

For breaches of Fundamental Representations and breaches of covenants, the cap would be the TJE Price.
Threshold	Buyer would not be able to seek indemnification from Seller until the amount of losses incurred by Buyer exceed one percent (1%) of the TJE Price in the aggregate (the “Threshold”), after which Seller would be obligated to indemnify Buyer for all damages subject to indemnification and not just those losses in excess of the Threshold. The Threshold does not apply to Fundamental Representations or breaches of covenants.

Materiality and knowledge qualifiers in the representations and warranties would not apply when calculating damages (but would apply for purposes of determining the existence of a breach).

No limitations (whether caps, threshold or otherwise) would apply for claims based on fraud, except that in no event may Buyer recover an amount in excess of the Purchase Price.
Closing Conditions	Conditions to the Closing would include the following:

• satisfactory completion of due diligence by Buyer, but no more than 60 days from the date of Buyer’s exercise of the Option (as defined in the Option Agreement);

• receipt of customary payoff letters;

• settlement and release of any related party transactions between TJE, on the one hand, Seller or the Owners, on the other hand;

• receipt of all required governmental consents and approvals;

• delivery of customary Closing certificates, resolutions and other customary Closing deliverables;

• representations and warranties of the parties being true and correct in all material respects (except where already qualified by materiality, in which case, in all respects); and

• parties have complied in all material respects with covenants.
Other Covenants	Seller or TJE shall use their commercially reasonable efforts to amend or terminate certain contracts identified by Buyer.

The parties shall take all commercially reasonable actions necessary for Buyer to obtain required governmental approvals and contractual consents to consummate the Transaction.
Closing	The Closing of the Transaction (the “Closing”) shall take place as soon as reasonably practicable following execution of the Purchase Agreement.